Exhibit 99.1

Unigene Announces First Quarter 2012 Financial Results

-Company’s highest priority challenge to address debt and restructure balance sheet-

MAY 7, 2012 – BOONTON, N.J. -- Unigene Laboratories, Inc. (OTCBB: UGNE), today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Financial Summary

Unigene announced that its net loss for the three months ended March 31, 2012 decreased to $6.0 million or $(0.06) per share from $6.6 million or $(0.07) per share for the corresponding period in 2011.

Revenue for the three months ended March 31, 2012 decreased to $1.8 million from $2.1 million in the comparable period in 2011.

Cash and cash equivalents at March 31, 2012 totaled $3.7 million, a decrease of $952,000 from December 31, 2011. The cash balance at March 31, 2012 is prior to Unigene’s payment of approximately $489,000 in accounts payable on April 4, 2012.  Based on the Company’s current projections, cash flow is expected to be sufficient to fund its business operations through the end of 2012.  However, the Company believes during that timeframe, there is the risk of defaulting on the covenants of its senior secured convertible note.

Ashleigh Palmer, Unigene’s President and CEO stated, “Addressing Unigene’s balance sheet remains our highest priority challenge.  We fully understand our current capital structure threatens the Company’s viability going forward.  However, we remain committed to executing on our 2012 corporate milestones and finding solutions to retire our inherited debt and restructure our balance sheet.”

The Company reiterated its previously announced 2012 anticipated milestones.

2012 Anticipated Milestones
•	Publish detailed results of oral PTH analog’s positive Phase 2 proof-of-concept trial in peer review journal and/or prestigious scientific congress;

•	Effectively partner oral PTH analog, a transactable Phase 2 proof-of-concept asset;

•
Continue to build a robust portfolio of feasibility programs with various biopharmaceutical partners evaluating Unigene’s industry-leading Peptelligence™ platform for oral drug delivery of proprietary peptides;

•	Convert at least one Peptelligence™ feasibility study into a definitive license agreement associated with upfront and milestone payments and royalties;

•	File an Investigational New Drug (IND) application and begin Phase 1 clinical testing of Unigene’s lead metabolic peptide, UGP281, targeting patients with morbid obesity; and

•	Select lead molecule and announce relevant preclinical study results for Type 2 diabetes or osteoarthritis indication under the JDV with Nordic Bioscience.

Additional Financial Results & Notes

Revenue for the three months ended March 31, 2012 decreased $375,000, or 18%, to $1.8 million from $2.1 million in the comparable period in 2011. This was primarily due to the continuing decline in royalties from Upsher-Smith Laboratories, Inc., as a result of increased competition in the nasal calcitonin market, leading to decreased licensing revenue.

Unigene had an operating loss of $2.7 million for the three months ended March 31, 2012, a decrease of $0.9 million when compared to the operating loss of $3.6 million for the three months ended March 31, 2011.

Net loss for the three months ended March 31, 2012 decreased approximately $634,000, or 10%, to $6.0 million from $6.6 million for the corresponding period in 2011. This was primarily due to a decrease in operating expenses of $1.3 million, partially offset by the write-off of the Company’s investment in Tarsa of $651,000 and a decrease in revenue of $375,000. In addition, in the first quarter of 2011, Unigene recognized a loss of $303,000 on the Company’s former joint venture in China.

Management will not be hosting a conference call and/or webcast to discuss first quarter ended March 31, 2012 financial results.   The Company expects to file its Form 10-Q, including detailed financials for the period ended March 31, 2012, on or before May 10, 2012.

In addition, Unigene announced the Company’s 2012 Annual Meeting of Shareholders will be held on September 5, 2012.  Details regarding the time and location will be made available over the coming weeks.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence™ encompasses extensive intellectual property covering drug delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence™ assets include proprietary oral and nasal peptide drug delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to whether the Company will: continue as a going concern based on its current financial resources; default on the note for its primary debt, including the related covenants; cash flow will be sufficient to fund operations through the end of 2012; the Company will execute solidly on its corporate goals in 2012; address its balance sheet and find solutions to retire its debt; publish detailed results of oral PTH positive Phase 2 proof-of-concept trial in peer review journal and/or prestigious scientific congress; the Company will effectively partner oral PTH; the Company will continue to build a portfolio of feasibility programs with various pharmaceutical companies evaluating Unigene’s Peptelligence™ platform; the Company will convert at least one Peptelligence™ feasibility study into a definitive license agreement associated with upfront and milestones and royalties; the Company will file an IND and begin Phase 1 clinical testing of UGP281; select a lead molecule for Type 2 diabetes indication under the joint development vehicle (JDV) with Nordic Bioscience;. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies and our ability to enter into favorable new agreements with such companies, our ability to cut expenses and maintain efficiencies, our ability to enter into new financing arrangements,  the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
973-265-1107
jthomas@unigene.com

Media Contact:
Tiberend Strategic Advisors, Inc.
Jason Rando / Andrew Mielach
212-827-0020
jrando@tiberend.com  / amielach@tiberend.com

SOURCE:  Unigene Laboratories, Inc.

Tables to follow

Unigene Laboratories, Inc.

Condensed Balance Sheets
March 31, 2012 and December 31, 2011

	March 31, 2012	December 31, 2011
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$3,729,829	$4,681,683
Accounts receivable	643,927	2,854,038
Accounts receivable – Tarsa	191,930	8,193
Inventory, net	1,418,630	1,283,550
Due from former China joint venture partner	600,000	600,000
Prepaid expenses and other current assets	280,930	862,761
Total Current Assets	6,865,246	10,290,225

Noncurrent inventory	1,799,569	1,946,647
Property, plant and equipment, net	3,052,489	2,977,058
Patents and other intangibles, net	2,006,707	2,020,458
Other assets	355,663	440,307
Total Assets	$14,079,674	$17,674,695
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,263,201	$1,472,925
Accrued expenses	1,580,641	2,094,449
Accrued interest – Victory Park	6,071,713	--
Current portion – deferred licensing revenues	1,450,761	1,262,622
Current portion – deferred gain on sale/leaseback	116,760	116,760
Current portion – capital lease obligations	35,356	--
Note payable – Victory Park, net of discount of $3,128,980 at March 31, 2012	34,889,770	--
Notes payable – Levys	750,000	750,000
Total Current Liabilities	46,158,202	5,696,756

Note payable – Victory Park, net of discount of $3,945,124 at December 31, 2011	--	34,073,626
Notes payable – Levys	13,987,518	13,987,518
Accrued interest	7,676,074	11,827,982
Deferred licensing revenues, excluding current portion	5,846,920	6,101,287
Deferred gain on sale/leaseback, excluding current portion	603,293	632,483
Capital lease obligations, excluding current portion	57,263	--
Deferred compensation	505,125	492,851
Total Liabilities	74,834,395	72,812,503
Commitments and Contingencies
Stockholders’ Deficit:
Common Stock – par value $.01 per share, authorized 275,000,000 shares; issued 95,374,927 shares at March 31, 2012 and 95,215,599 at December 31, 2011	953,749	952,156
Additional paid-in capital	132,809,046	132,415,958
Accumulated deficit	(194,517,516)	(188,505,922)
Total Stockholders’ Deficit	(60,754,721)	(55,137,808)
Total Liabilities and Stockholders’ Deficit	$14,079,674	$17,674,695

Unigene Laboratories, Inc.

Condensed Statements of Operations
Three Months Ended March 31, 2012 and 2011 (Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue:
Product Sales	$646,147	$647,315
Royalties	348,744	514,197
Licensing Revenue	262,689	562,689
Development Fees and Other	165,628	238,974
Tarsa Revenue	328,075	162,634
	1,751,283	2,125,809

Operating Expenses:
Research and Development	1,258,659	2,421,128
Cost of Goods Sold	246,357	264,898
General and Administrative	2,093,172	1,973,678
Unallocated Facility Expenses	859,113	750,057
Severance and Other Related Expenses	--	349,980
	4,457,301	5,759,741

Operating Loss	(2,706,018)	(3,633,932)

Other Income (Expense):
Interest and Other Income	80,433	27,695
Interest Expense	(2,762,195)	(2,736,216)
Loss from Investment in Tarsa	(650,571)	--
Loss from Investment in former China Joint Venture	--	(302,855)

Loss Before Income Taxes	(6,038,351)	(6,645,308)
Income Tax Benefit, primarily from refund of federal tax credits	26,757	--

Net Loss	$(6,011,594)	$(6,645,308)

Loss Per Share – Basic and Diluted:
Net Loss Per Share	$(0.06)	$(0.07)

Weighted Average Number of Shares Outstanding – Basic and Diluted	95,314,825	92,460,582

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